SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 6, 2002

Commission File Number: 000-20740

Epicor Software Corporation
(Exact name of registrant as specified in its charter)

Delaware	33-0277592
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

195 Technology Drive
Irvine, California 92618-2402
(Address of principal executive offices)

(949) 585-4000
(Registrant’s telephone number, including area code)

Item 2.    Acquisition or Disposition of Assets.

Effective December 6, 2002, pursuant to an Asset Purchase Agreement, dated as of October 17, 2002 (the “Asset Purchase Agreement”), by and between Epicor Software Corporation (“Epicor”) and Clarus Corporation (“Clarus”), Epicor completed its acquisition (the “Acquisition”) of certain of Clarus’ employees, customers and core intellectual property products, including eProcurement, Sourcing, and Settlement solutions, in an all-cash transaction for a purchase price of $1 million. The purchase price was paid by Epicor out of working capital and reflects a negotiated price between the parties. Epicor, which has been engaged in reselling Clarus’ procurement product for more than two years, will continue to provide service and support to the majority (approximately 50) of the installed base of procurement customers. The acquisition will enable Epicor to initially focus on cross-selling opportunities and to further leverage its experience in procurement and sourcing, its integration expertise, as well as its .NET architecture to deliver an expanded suite of supplier relationship management capabilities as part of its enterprise suite offering or as a stand-alone offering.

A copy of the Asset Purchase Agreement is attached as Exhibit 2.1 hereto and incorporated herein by reference.

A copy of Epicor’s press release dated as of December 9, 2002, announcing completion of the Acquisition is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item	7. Financial Statements and Exhibits.

The following financial statements and exhibits are filed as part of this report, where indicated.

(a)	Financial statements of business acquired, prepared pursuant to Rule 3.05 of Regulation S-X:

The financial statements required pursuant to this Item 7(a) will be filed within 60 days of the date of this filing.

(b)	Pro forma financial information required pursuant to Article 11 of Regulation S-X:

The pro forma financial information is unavailable as of the date of this filing. Such information will be filed within 60 days of the date of this filing.

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(c)	Exhibits in accordance with Item 601 of Regulation S-K:

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated as of October 17, 2002, by and between Epicor Software Corporation and Clarus Corporation, including certain exhibits thereto.

99.1	Press release dated as of December 9, 2002, announcing completion of the acquisition by Epicor Software Corporation of certain of the employees, customers and core products of Clarus Corporation.

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INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

2.1	Asset Purchase Agreement, dated as of October 17, 2002, by and between Epicor Software Corporation and Clarus Corporation, including certain exhibits thereto.

99.1	Press release dated as of December 9, 2002, announcing completion of the acquisition by Epicor Software Corporation of certain of the employees, customers and core products of Clarus Corporation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPICOR SOFTWARE CORPORATION

Dated: December 6, 2002	By:	/s/ LEE KIM
Lee Kim Senior Vice President and Chief Financial Officer

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